     As filed with the Securities and Exchange Commission on April 23, 1997
                              Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                EATON CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

           OHIO                                     34-0196300
(State or Other Jurisdiction of            (I.R.S. Employer Identification No.)
Incorporation or Organization)

                       Eaton Center, Cleveland, Ohio 44114
                                  216-523-5000
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 ---------------

                            E.R. Franklin, Secretary
                                Eaton Corporation
                       Eaton Center, Cleveland, Ohio 44114
                                  216-523-4103
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 ---------------

            Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

            If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[X]

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[ ]

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 33-2688
                                                                    -------

            If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

[Continuation of Facing Sheet]


                                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
                                                  Proposed                Proposed
                                                  Maximum                 Maximum
Title Of                    Amount                Aggregate               Aggregate            Amount of
Shares To                   To Be                 Price                   Offering             Registration
Be Registered               Registered            Per Unit*               Price*               Fee
------------------------------------------------------------------------------------------------------------

Common Shares
with a par value
of $.50 each                200,000 shares        $71.75                  $14,350,000          $4348.48
------------------------------------------------------------------------------------------------------------



* Estimated solely to calculate the registration fee pursuant to Section 6(a) of the Securities Act of 1933, as amended.

PROSPECTUS
----------
                                EATON CORPORATION
                     SHAREHOLDER DIVIDEND REINVESTMENT PLAN
               200,000 COMMON SHARES WITH A PAR VALUE OF $.50 EACH

        The Shareholder Dividend Reinvestment Plan ("Plan") of Eaton Corporation (the "Company") provides holders of its common shares ("common shares" or "shares") with a simple and convenient method of investing cash dividends and optional payments in additional common shares, without payment of any bank service charge or brokerage commission for purchases of shares, at the Market Price (as hereinafter defined). Any holder of record of common shares is eligible to participate in the Plan. In addition, brokers and nominees may reinvest dividends on behalf of beneficial owners through the Broker and Nominee Authorization and Instruction Form described herein.


        Investment options offered under the Plan are:

              Full Dividend Reinvestment and Optional Payments -- Reinvest dividends on all common shares registered in the participant's name. Participants may also make optional payments up to an aggregate of $60,000 per calendar year.

              Partial Dividend Reinvestment and Optional Payments -- Reinvest dividends on fewer than all common shares registered in the participant's name and continue to receive cash dividends on the other shares. Participants may also make optional payments up to an aggregate of $60,000 per calendar year.

              Optional Payments Only -- Invest by making optional payments at any time up to an aggregate of $60,000 per calendar year without reinvesting dividends on shares registered in the participant's name, after an initial investment of $100 or more (requires a minimum $10 per payment thereafter).

        Cash dividends on shares held in the participant's account under the Plan are automatically reinvested to purchase common shares at the Market Price (as hereinafter defined) regardless of which investment option is selected.

        If common shares are purchased from the Company, the price of those shares will be the average of the high and low sale prices of the common shares on the relevant Investment Date (as hereinafter defined) as reported on the New York Stock Exchange consolidated tape. If common shares are purchased on the open market, the price of those shares will be the average cost of all common shares purchased for the Plan by the Agent in relation to the relevant Investment Date. The price of common shares determined in accordance with either of these two methods is herein referred to as the "Market Price."

        The closing price of the common shares on the New York Stock Exchange list of composite transactions was $72.75 per share on April 22, 1997.

                                 ---------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------
                  Please retain this document. It sets forth the
                    terms and conditions of the Plan and how
                                  it operates.
                                 ---------------
                 The date of this Prospectus is April 23, 1997.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). All reports, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the Commission located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a public access site on the Internet through the World Wide Web at which site reports, information statements and other information, including all electronic filings, may be viewed. The Internet address of such World Wide Web site is http://www.sec.gov.

        The Company's common shares are listed on the New York, Chicago, Pacific and London Stock Exchanges, where reports, proxy and information statements and other information concerning the Company can be inspected.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon the written or telephone request of such person, a copy of any and all of the documents incorporated herein by reference (not including the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Eaton Corporation, Office of the Secretary, Eaton Center, Cleveland, Ohio 44114, telephone number (216) 523-4408.

        The following documents heretofore filed with the Commission are incorporated herein by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K filed with the Commission pursuant to Section 13(a) of the Exchange Act for the Company's fiscal year ended December 31, 1996, (ii) all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in subsection (i) above, and (iii) a description of the Eaton Common Shares, with a par value of $.50 per share, set forth in the registrant's Registration Statement under the 1934 Act, as amended to date, filed with the Commission pursuant to Section 12 of the 1934 Act.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such reports and documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                                   THE COMPANY

        The Company is a global manufacturer of highly engineered products which serve industrial, vehicle, construction, commercial and aerospace markets. Principal products include electrical power distribution and control equipment, truck transmissions and axles, engine components, hydraulic products, ion implanters and a wide variety of controls. Headquartered in Cleveland, the Company has approximately 54,000 employees and 155 manufacturing sites in 26 countries around the world.

        The Company is incorporated in Ohio. The principal executive office of the Company is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584; its telephone number is (216) 523-5000.

                                    THE PLAN

        The Plan became effective with the first Investment Date (see Question 6 below) after August 1, 1982. Effective with that Investment Date, the Plan replaced in its entirety the Automatic Dividend Reinvestment Service theretofore maintained by the Company's dividend disbursing and transfer agent.

        The following is a question-and-answer statement of the provisions of the Plan.

PURPOSE AND ADVANTAGES

 1. What is the purpose of the Plan and what is the source of the common shares purchased?

        The purpose of the Plan is to provide holders of record of the Company's common shares with a simple and convenient method of investing cash dividends and optional payments in additional common shares without payment of any brokerage commission or bank service charge. The common shares acquired under the Plan will be purchased by the Agent either from the Company or on the open market, as determined by the Company. To the extent shares are sold by the Company, the Plan will provide additional funds to the Company. The Company intends to add the proceeds of such sales to the general funds of the Company available for general corporate purposes.

2.      What are the advantages of the Plan?

        Participants in the Plan pay no brokerage commission or bank service charge in connection with purchases under the Plan. Funds are fully invested through the purchase of fractional shares, as well as whole shares, and proportionate cash dividends on fractional shares will be used to purchase additional shares. Additional funds may be invested through optional payments as more fully explained under Question 9. A Statement of Account will be issued to the participant after each purchase for the participant.

ADMINISTRATION

3.      Who administers the Plan for participants?

        The Agent will maintain records, send Statements of Account to participants and perform other duties relating to the Plan. The Agent will hold for safekeeping the shares purchased for each participant until termination of participation in the Plan or receipt of a written request from the participant to issue a share certificate for all or part of the participant's shares in the participant's name. No certificates, however, will be issued to participants for fractional shares. Shares purchased under the Plan and held by the Agent will be registered in the name of one of its nominees as agent for each participant in the Plan. In the event that the Agent should resign, be removed by the Company or otherwise cease to act as Agent, the Company will make such other arrangements as it deems appropriate for the administration of the Plan. As of June 1, 1997 the Plan will be administered by First Chicago Trust Company of New York as Agent. Prior to that date, KeyBank National Association, will continue to act as Agent for the Plan. All communications regarding the Plan should be directed to the Agent as follows:

Prior to June 1, 1997:

Mail:         KeyCorp Shareholder Services, Inc.
              c/o KeyBank National Association
              P.O. Box 6477
              Cleveland, Ohio 44101-1477

Telephone:    1-800-542-7792


After June 1, 1997:

Mail:         Shareholder Dividend Reinvestment Plan
              c/o First Chicago Trust Company of New York
              P.O. Box 2598
              Jersey City, NJ  07303-2598

              Be sure to include a reference to Eaton Corporation in your correspondence.

Telephone:    First Chicago Trust may be contacted at 201-324-0498.

              Shareholder customer service, including sale of shares:
              1-800-446-2617.

              Customer service representatives are available 8:30 am - 7:00 p.m. Eastern time each business day.

              An automated voice response system is available 24 hours a day from 8:00 am, Eastern time, on Monday through 9:00 pm, Eastern time, on Saturday.

              Telecommunications device for the hearing impaired: TDD:
              1-201-222-4955

              Foreign language translation service for more than 140 foreign languages is available to support the needs of the Company's shareholders.

Internet:     First Chicago Trust will respond to Internet messages within one business day. The First Chicago Trust Internet address is
              "http://www.fctc.com"

E-Mail:       First Chicago Trust's E-Mail address is "fctc@em.fcnbd.com"


PARTICIPATION

4.      Who is eligible to participate?

        All holders of record of common shares are eligible to participate in the Plan. If a participant holds shares in the participant's own name, the participant may participate directly in the Plan. A beneficial owner whose shares are registered in any name other than the beneficial owner's own name (e.g., in a broker's "street name" or in the name of a bank nominee) could become a shareholder of record by having shares transferred into the owner's own name. Otherwise, a beneficial owner must arrange, if possible, for the record holder to participate on the beneficial owner's behalf. The Company has made arrangements with the Agent to facilitate reinvestment of dividends under the Plan by record holders, such as brokers and bank nominees, on behalf of beneficial owners (see Question 7).

 5. How does an eligible shareholder participate and when is participation effective?

        A holder of record of common shares may join the Plan at any time by completing and signing an Authorization Form and returning it to the Agent. Holders of record of common shares may obtain an Authorization Form by written request to the Agent (see Question 3).

        A shareholder electing to join the Plan may participate with respect to any number of common shares owned of record. For reinvestment of cash dividends, participation will begin with the dividend payable on May 23, 1997 if the Authorization Form is received by the Agent or or before May 12, 1997. For Authorization Forms received thereafter, participation will begin with the first dividend for which the Authorization Form is received prior to its record date. For optional payments, participation will begin with the next Investment Date (see Question 6) following receipt by the Agent of the Authorization Form.

        A broker or bank nominee may participate in the Plan on behalf of beneficial owners by signing and returning to the Agent the Authorization Form or may reinvest dividends on their behalf (but not make optional payments) by signing and returning to the Agent the Broker and Nominee Authorization and Instruction Form (the "B & N Form") (see Question 7).

6.      When is the Investment Date?

        In any calendar month in which a cash dividend is paid (traditionally February, May, August and November), the Investment Date will be the dividend payment date, which is traditionally the 25th day of the month if a business day or the next preceding business day if the 25th day of the month is not a business day. The Investment Date for April, 1997 will be April 28. Thereafter the Investment Date for any calender month in which a cash dividend is not paid will be the 25th day of that month if a business day. If the 25th day is not a business day, the Investment Date will be the next business day.

7.      What do the Authorization Form and B & N Form provide?

        The Authorization Form provides for the purchase of common shares through any one of the following investment options offered under the Plan:

              Full Dividend Reinvestment and Optional Payments -- Reinvest dividends on all common shares registered in the participant's name at the Market Price. Optional payments (minimum $10 per payment) may also be invested in common shares at the Market Price up to an aggregate of $60,000 per calendar year.

              Partial Dividend Reinvestment and Optional Payments -- Reinvest dividends on fewer than all of the common shares registered in the participant's name at the Market Price and continue to receive cash dividends on the other shares. Optional payments (minimum $10 per payment) may also be invested in common shares at the Market Price up to an aggregate of $60,000 per calendar year.

              Optional Payments Only -- Invest in common shares by making optional payments at any time in any amount (minimum $100 for the initial investment and minimum $10 per payment thereafter) up to an aggregate of $60,000 per calendar year at the Market Price without reinvesting dividends on shares registered in the participant's name.

        Cash dividends on shares held in the participant's account under the Plan are automatically reinvested to purchase common shares at the Market Price regardless of which investment option is selected.

        If an Authorization Form is returned but none of the above options is checked on the Form the participant will be deemed to have selected the Full Dividend Reinvestment and Optional Payments option.

        The B & N Form provides that the record holder will give the Agent, each time the Company declares a cash dividend, written instructions identifying one or more beneficial owners and specifying as to each owner the number of whole shares with respect to which the dividend is to be reinvested. The B & N Form, therefore, unlike the Authorization Form, requires new instructions to the Agent each time a dividend is declared. The Agent, on the dividend payment date (or within 30 days thereafter if common shares are purchased on the open market -- see Question 13), will reinvest the dividend paid with respect to the number of shares specified in the record holder's instructions for each identified beneficial owner in as many whole common shares as can be purchased with the total dividend paid with respect to each specified number of shares at the Market Price. The remaining dividend, if any, will be paid in cash to the record holder. As soon as practicable following the dividend payment date, the Agent will transmit to the record holder a listing containing the identification of each beneficial owner furnished by the record holder in its instructions and showing as to each such beneficial owner: (1) the number of shares specified for reinvestment of the dividend, (2) the total dividend paid with respect to such shares, (3) the number of whole shares purchased, (4) the total cost of the shares purchased, (5) the amount of the total dividend not reinvested and (6) the total dividend reportable, on the shares purchased, for Federal income tax purposes. Accompanying the listing will be a share certificate, registered in the name of the record holder, for the total number of shares purchased for each of the beneficial owners identified on the listing, and one check for the aggregate amount of the dividend not reinvested for such owners.

        The B & N Form with appropriate instructions must be received by the Agent not later than the fifth business day following the record date for such dividend or no dividends will be reinvested based on such B & N Form.

8.      How may a participant change options under the Plan?

        A participant may change the investment option at any time by signing a new Authorization Form and returning it to the Agent. Authorization Forms may be obtained by contacting the Agent (see Question 3). Any Authorization Form which changes investment options with respect to reinvestment of dividends must be received by the Agent in time to process before the dividend payment date for which the change is requested (see Question 5). Otherwise, the change in option may be delayed until after dividends paid with respect to such dividend payment date have been credited to the participant's account and invested under the Plan.

OPTIONAL PAYMENTS/AUTOMATIC INVESTMENT FROM A BANK ACCOUNT

9.      How are optional payments made?

         Optional payments may be made at any time. Optional payments must be made in U.S. dollars. An optional payment may initially be made by enclosing a check or money order payable to the Agent or the Company with the Authorization Form. A statement for each optional payment will be sent to the participant after each investment along with a Stock Purchase Form for use in making the next optional payment. Optional payments will be invested on the next monthly Investment Date (see Question 6) after receipt by the Agent (optional payments received prior to an Investment Date will be invested on that date), provided, however, that if common shares are purchased by the Agent on the open market, optional payments will be invested on or within 30 days after such Investment Date (see Question 13).

        Optional payments (including, after June 1, 1997, automatic monthly deductions) may not exceed a total of $60,000 per calendar year based on when such optional payments are used to purchase shares and not when they are received by the Agent. Optional payments in excess of the limit for the calendar year will be refunded. Each optional payment must be $10 or more. If a participant is making optional payments only, and not reinvesting dividends on shares registered in the participant's name, the initial investment must be $100 or more.

         INTEREST WILL NOT BE PAID ON OPTIONAL PAYMENTS. THEREFORE, IT IS ADVISABLE TO SEND OPTIONAL PAYMENTS SO AS TO REACH THE AGENT SHORTLY BEFORE AN INVESTMENT DATE.

        A participant may have an optional payment returned before it has been invested in common shares by sending the Agent a written request. The optional payment will be returned if the request is received not later than 48 hours prior to the Investment Date in relation to which the optional payment would otherwise be invested.

        After June 1, 1997, participants may make automatic monthly investments of a specified amount (minimum $10 per payment and maximum of $60,000 per calendar year) by electronic funds transfer from a predesignated account with a U.S. financial institution.

        To initiate automatic monthly deductions, the participant must complete and sign an Automatic Monthly Deduction Form and return it to the Agent together with a voided blank check for the account from which funds are to be drawn. Automatic Monthly Deduction Forms may be obtained from the Agent. Forms will be processed and will become effective as promptly as practicable.

        Once automatic monthly deduction is initiated, funds will be drawn from the participant's designated bank account on the third business day preceding each monthly Investment Date, and will be invested in additional common shares.

        Participants may change or terminate automatic monthly deduction by completing and submitting to the Agent a new Automatic Monthly Deduction Form. To be effective with respect to a particular Investment Date, however, the new Automatic Monthly Deduction Form must be received by the Agent at least six business days preceding such Investment Date.

        A $1.00 transaction fee will be subtracted from the amount deducted from the participant's bank account prior to each investment.

COSTS

10. Are there any expenses to participants in connection with purchases or sales of shares under the Plan?

        A participant will incur no brokerage commissions for purchases made under the Plan. All costs of administration of the Plan and other charges incurred in connection with the purchase of shares under the Plan will be paid by the Company, except that: (a) beneficial owners who arrange to participate in the Plan indirectly through a broker or other nominee may be required to pay a commission or service fee to such broker or nominee in connection with such participation (see Question 7), (b) a participant using the automatic monthly investment feature of the Plan for optional cash payments after June 1, 1997 will be charged a transaction fee of $1.00 per investment (see Question 9), and (c) a participant who sells through the Agent all or a part of the shares held for such participant under the Plan (including with respect to fractional shares upon termination of the Plan) will be charged, after June 1, 1997, any brokerage commissions and service fees, transfer taxes or other costs of sale in connection with such sale (see Questions 21 and 23).

PURCHASES

11.     What will be the price of common shares purchased under the Plan?

        The price of common shares purchased with reinvested dividends or with optional payments will be the Market Price.

        If on any Investment Date there is no reported trading in the common shares on the New York Stock Exchange, the Market Price will be based (for purposes of the purchase of common shares from the Company) on the weighted average of the mean of the high and low sales prices on the nearest trading dates before and after the Investment Date. No common shares will be purchased under the Plan at less than the par value of such shares ($.50).

12.     How many common shares will be purchased for participants?

        Each participant's account will be credited with that number of common shares, including fractions computed to three decimal places, equal to the amounts to be invested divided by the applicable purchase price. The number of shares purchased with cash dividends and optional payments cannot be determined until after the Investment Date.

13.     When will purchases of common shares under the Plan be made?

        Common shares acquired from the Company will be purchased for the accounts of the participants as of the close of business on the relevant Investment Date. Common shares acquired on the open market will be purchased promptly by the Agent and in no event later than thirty days after the relevant Investment Date. Except where necessary under any applicable federal securities law, these purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market or by negotiated transactions and are subject to such terms and conditions, including price and delivery, as the Agent may agree to. For shares purchased on the open market, dividend and voting rights will commence upon settlement, which is normally three business days after the purchase. For the purpose of making purchases the Agent will commingle each participant's funds with those of all other participants.

DEPOSIT OF ADDITIONAL CERTIFICATES

14.     How may certificates be deposited with Plan Shares?

        A participant may deposit with the Agent any common share certificates now or hereafter registered in the participant's name for credit under the Plan. There is no charge for this custodial service and, by making the deposit, the participant will be relieved of the responsibility for loss, theft or destruction of the certificates. Because the participant bears the risk of loss in sending stock certificates to the Agent, it is recommended that certificates be sent to the Agent by registered mail, return receipt requested and insured for possible mail loss for 2% of the market value (minimum of $20); this represents the replacement cost to the participant. Certificates should not be endorsed. Whenever certificates are issued to the participant either upon request or upon termination of participation, new, differently numbered certificates will be issued. Dividends will be reinvested on shares represented by the certificates deposited with the Agent.

        To insure against loss resulting from mailing certificates to the Agent for deposit under the Plan, after June 1, 1997 the Plan will provide mail insurance free of charge for certificates valued at up to $25,000.

        To be eligible for certificate mailing insurance, an investor must observe the following guidelines. Certificates must be mailed in brown, pre-addressed envelopes supplied by the Agent. Certificates mailed to the Agent will be insured for up to $25,000 current market value, provided the certificates are mailed first class. The Agent will, as soon as practicable, send the participant a statement confirming each deposit of certificates. Participants must notify the Agent of any claim within 30 calendar days of the date the certificates were mailed. To submit a claim, an investor must be a participant or the investor's loss must be incurred in connection with becoming a participant. In the latter case, the claimant must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided to the participant is $25,000, and coverage is available only when the applicable certificates are sent to the Agent in accordance with the guidelines described above.

        Insurance covers the replacement of shares of stock but in no way protects against any loss resulting from fluctuations in the value of such shares.

REPORTS TO PARTICIPANTS

15.     What reports will be sent to participants in the Plan?

        Each participant in the Plan will receive a detailed Statement of Account after each dividend reinvestment or optional payment. Each statement should be retained as a reference for calculating the cost of shares purchased in each year. Copies of required Internal Revenue Service forms 1099-DIV and/or 1042S will be sent to participants showing reportable dividends and/or tax withheld. These Statements of Account and copies of Internal Revenue Service forms should be retained for tax purposes. In addition, each participant will be sent copies of the same communications concerning the Company sent to every other holder of common shares, including the Company's annual report to its shareholders and the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders.

        Following June 1, 1997, duplicate account statements may also be obtained from the Agent. Participants will be charged a fee of $5 for each such statement that is two or more years old, not to exceed $25 where statements for more than one year are requested, provided that such statement information is available to the Agent.

DIVIDENDS ON FRACTIONAL SHARES

16. Will a participant's account be credited with dividends on fractional shares?

         Yes. A participant's account will be credited with dividends on fractional shares and such dividends will be reinvested in common shares.

SALE OF PLAN SHARES

17.     Can Plan shares be sold?

        Participants may request the Agent to sell any number of whole shares held in their Plan accounts at any time by giving written or, following June 1, 1997, telephonic instructions acceptable to the Agent (see Question 3). The Agent will attempt to process participants' orders on the day they are received, provided that instructions are received before 1:00 p.m., Eastern time, on a business day during which the Agent and the relevant securities markets are open. The proceeds of sale will be sent to the applicable participant as soon as practicable. After June 1, 1997, the proceeds of sale sent to the applicable participant will be deducted for any brokerage commissions, service fee and other costs related to the sale. The sale price for shares so sold will be the market price received from the sale of such shares. Following June 1, 1997, participants can obtain information as to the amount charged for brokerage commissions and service fees in connection with such sales by contacting the Agent at 1-800-446-2617.

        Participants may also request the Agent to issue certificates for any whole shares held in the participant's Plan account. Upon receipt of the certificates, the participant can sell such shares through a broker of the participant's choice or otherwise transfer such shares.

WITHDRAWAL OF SHARES/ISSUANCE OF SHARE CERTIFICATES

18. Can a participant withdraw shares held under the Plan and continue to participate?

        Yes. Certificates for any number of whole shares held in the participant's account under the Plan will be issued in the name of the participant who wishes to remain in the Plan. This request should be directed either in writing or, following June 1, 1997, by telephone to the Agent (see Question 3). Any remaining whole and fractional shares will continue to be held in the participant's account.

        Dividends on all shares authorized for participation and dividends on shares held under the Plan will continue to be applied to additional purchases under the Plan.

19.     Will certificates be issued for common shares purchased?

        Common shares purchased under the Plan will be registered in the name of the Agent's nominee for participants in the Plan, and certificates for such shares normally will not be issued to participants unless requested. This protects against loss, theft or destruction of share certificates. The number of common shares owned by the participant and held by the Agent under the Plan is reflected on each quarterly statement of account.

        The participant may request at any time that certificates for whole shares credited to the participant's account be sent to the participant. All such requests shall be directed either in writing or, following June 1, 1997, by telephone to the Agent (see Question 3). A participant may either furnish separate instructions to the Agent each time the participant desires to have certificates issued or furnish the Agent with blanket instructions covering all whole shares credited to the participant's account. No certificate for a fractional share will be issued under any circumstances, but dividends on a fractional interest in shares will be credited to the account of the participant.

        Shares held in the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant's name.

20.     In whose name will certificates be registered when issued?

        Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Consequently, certificates for whole shares issued upon the request of participants will be similarly registered unless a different registration is requested. Any request for a change in registration must be accompanied by appropriate documents, usually including a medallion guarantee of the registered shareholders.

TERMINATION

21.     When and how may participation in the Plan be terminated?

        A participant may terminate participation in the Plan at any time by giving instructions in writing or, following June 1, 1997, by telephone to the Agent (see Question 3). As soon as practicable following termination the Agent will send the participant a certificate for the whole shares in the participant's Plan account. If the participant so requests, the Agent will sell all or a portion of such shares and remit the proceeds, less, after June 1, 1997, any other costs of sale, including, without limitation, brokerage commissions, applicable transfer taxes, and a service fee. If the request to terminate is received by the Agent on or after the record date for a dividend payment, the Agent, in its sole discretion, may either pay any such dividend in cash or reinvest it in shares on behalf of the terminating participant. If the dividend is reinvested, the Agent may sell the shares purchased and remit the proceeds to the participant, less any other costs of sale as described above. Any optional cash payments sent to the Agent prior to the request to terminate will also be invested unless return of the amount is expressly requested in the request for termination and such request is received at least two business days prior to the Investment Date. In every case of termination, the participant's interest in a fractional share will be paid in cash less, after June 1, 1997, any related brokerage commission, any service fee, and any other costs of sale.

        The Agent or the Company may terminate the participant's account upon sending written notice to the participant's last known address shown on the Agent's records of the account. The Agent shall terminate the participant's account after receipt (effective as described in this Question 21) of satisfactory written notice of the participant's death or adjudication of incompetency, provided, however, in the event of any such notice, the Agent shall retain all payments received and all shares in the participant's account (and continue investment under the Plan) until the participant's legal representative shall have been appointed and shall have furnished proof satisfactory to the Agent of such legal representative's right to receive such payments and shares.

OTHER INFORMATION

22. What happens when a participant who is reinvesting the cash dividends on all or part of the common shares registered in the participant's name sells or transfers a portion of such shares?

        If a participant who is reinvesting the cash dividends on all of the common shares registered in the participant's name disposes of a portion of such shares, the Agent will continue to reinvest the dividends on the remainder of the shares.

        If a participant who is reinvesting the cash dividends on part of the common shares registered in the participant's name disposes of a portion of such shares, the Agent will continue to reinvest the dividends on the remainder of the shares up to the number of shares originally authorized. For example, if a participant authorized the Agent to reinvest the cash dividends on 50 shares of a total of 100 shares registered in the participant's name, and then the participant disposed of 25 shares, the Agent would continue to reinvest the cash dividends on 50 of the remaining 75 shares. If instead the participant disposed of 75 shares, the Agent would continue to reinvest the cash dividends on all of the remaining 25 shares.

23. What happens when a participant sells or transfers all of the shares registered in the participant's name?

        If a participant disposes of all common shares registered in the participant's name, the Agent will continue to reinvest the dividends on the shares held in the participant's account under the Plan until otherwise notified (see Question 21).

24.     What happens if the Company has a rights offering?

        Participation in any rights offering will be based upon both shares registered in a participant's name and any whole Plan shares credited to such participant's Plan account.

25. What happens if the Company issues a stock dividend or declares a stock split?

        Any shares distributed as a result of a stock dividend or stock split by the Company on common shares held in the account of a participant under the Plan will be added to the participant's account. Any shares distributed, as a result of a stock dividend or stock split, on shares registered in the name of the participant will be mailed directly to the shareholder in the same manner as to shareholders who are not participating in the Plan.

26. How will a participant's common shares be voted at meetings of shareholders?

        Each participant will be sent a proxy card representing the common shares for which the participant holds certificates and/or the whole shares held by the Agent in the participant's Plan account. Such proxy will be voted as indicated by the participant on the proxy card.

        If a signed proxy card is returned and no voting instructions are given with respect to any item thereon, all of the participant's whole shares will be voted in accordance with the recommendations of the Company's management. This is the same procedure that is followed for all shareholders who return proxies and do not provide instructions. If the proxy card is not returned or if it is returned unsigned by the registered owner(s), none of the participant's shares will be voted.

27. What are the Federal income tax consequences of participation in the Plan?

        As to common shares purchased with reinvested dividends under the Plan as it was in effect for dividends payable from August 25, 1982 to November 25, 1985, an amount equal to the fair market value of such common shares will be treated as a taxable dividend. Fair market value of those common shares will be based on the Market Price and not on the discounted price at which such shares were credited to the participant's Plan account.

        As to common shares purchased with reinvested dividends under the Plan after 1985, an amount equal to the reinvested dividends will be treated as a taxable dividend. In connection with open market purchases or sales, any brokerage commissions paid by the Company on a participant's behalf are to be treated as additional dividend income subject to income tax in the same manner as cash dividends. The amounts paid for brokerage commissions are, however, includable in the tax basis of shares purchased. The statement of account sent to participants will show such amounts paid on their behalf.

        The tax basis of shares purchased for a participant pursuant to the dividend reinvestment feature of the Plan is equal to the amount of the reinvested dividend, plus, in the case of open market purchases, the amount of brokerage commissions paid by the Company on the participant's behalf in making such purchase. In the case of common shares purchased with optional payments, the participant's basis in the shares acquired is equal to the amount of cash paid by the participant plus, in the case of open market purchases, the amount of brokerage commissions paid by the Company on the participant's behalf in making such purchase.

        For purposes of capital gain (loss), a participant's holding period will begin on the day following the date of purchase by the Agent of such shares.

        A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant's account under the Plan, either upon the participant's request for certificates for some or all of those shares or upon termination of participation in the Plan. However, if a participant receives a cash adjustment for a fractional share credited to the participant's account, the participant may realize a gain or loss on that fractional interest. Gain or loss may also be recognized by a participant when whole shares are sold either by the Agent upon a participant's request upon termination of participation in the Plan (see Question 21) or upon any sale by a participant of shares after the participant's withdrawal of shares from the Plan or termination of participation in the Plan. The amount of such gain or loss will be the difference between the amount received for such shares or fractional share and the participant's tax basis therefor.

        In order to determine the tax basis for whole or fractional shares held in a participant's account under the Plan and for other tax consequences, participants are advised to consult with their own tax advisors.

        Statements of account will show the Market Price of the common shares purchased with the reinvested dividends. Copies of required Internal Revenue Service forms 1099-DIV and/or 1042S will be sent to participants showing reportable dividends and/or tax withheld. These statements of account and copies of Internal Revenue Service forms should be retained for tax purposes.

        The tax consequences under state and local tax laws, and for participants who do not reside in the United States, will vary from jurisdiction to jurisdiction. Participants should consult their tax advisors to determine the particular tax consequences which may result from participation in the Plan and subsequent disposal of shares purchased pursuant to the Plan.

        If a participant is a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of dividends to be reinvested will be determined after deducting the withholding tax.

        The Company believes the foregoing is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus, but participants should consult with their own tax advisors for advice applicable to their particular situations.

28. What are the responsibilities of the Company and the Agent under the Plan?

        Neither the Company nor the Agent will be liable in administering the Plan for any act done in good faith, or for any good-faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate a participant's account upon such participant's death or adjudication of incompetency prior to receipt of satisfactory written notice of such death or incompetency as described in Question 21, (ii) with respect to the prices at which shares are purchased or sold for a participant's account or the times when such purchases or sales are made, (iii) with respect to the source from which shares are purchased for participants or (iv) with respect to any fluctuation in the market value after purchase or sale of shares.

        Government regulation may require the temporary curtailment or suspension of purchases under the Plan. Neither the Company nor the Agent will have any liability in connection with any inability to purchase common shares under the Plan.

29.     May the Plan be changed or discontinued?

        The Company reserves the right to suspend, modify or terminate the Plan at any time. All participants will be sent notice of any such suspension, modification or termination (see Question 31).

30.     Does participation in the Plan involve any risk?

        The risk to participants is the same as with any other investment in common shares of the Company. A participant may lose an advantage otherwise available from being able to select more specifically the timing of investment or the sale of shares. Participants must recognize that neither the Company nor the Agent can assure a profit or protect against a loss on the shares purchased under the Plan.

        ALTHOUGH THE PLAN CONTEMPLATES THE CONTINUATION OF QUARTERLY DIVIDEND PAYMENTS, THE PAYMENT OF FUTURE DIVIDENDS WILL DEPEND UPON FUTURE EARNINGS, THE FINANCIAL CONDITION OF THE COMPANY AND OTHER FACTORS.

31. Where are notices and other communications to participants under the Plan sent?

        Notices and other communications sent to the participant under the Plan will be addressed to the participant's last known address as reflected by the Agent's records. Therefore, the participant should notify the Agent (see Question 3) promptly in writing of any change in address.

                                  LEGAL OPINION

        The legality of the common shares offered hereby has been passed upon for the Company by Gerald L. Gherlein, Esq. Mr. Gherlein presently serves as Executive Vice President and General Counsel of the Company. He is a shareholder of the Company and also holds options to purchase common shares.

                                     EXPERTS

        The consolidated financial statements of the Company and its subsidiaries appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
                                ---------------

        The Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

                                 ---------------

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION
 WITH THE OFFER CONTAINED HEREIN, AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR
     REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER
  TO BUY, ANY SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANY
      PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AND THE SALE OF ANY SECURITIES HEREUNDER SHALL NOT
       IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME
                             SUBSEQUENT TO ITS DATE.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution
          -------------------------------------------


            Securities and Exchange Commission Registration Fee                      $4,348.48
            Printing Fees                                                            $3,000.00*
            Legal Fees                                                               $7,800.00*
            Accounting Fees                                                         $20,000.00*
            Postage                                                                  $2,530.00*
            Miscellaneous                                                              $760.00*

                                                                          TOTAL     $38,438.48*

*Estimated pursuant to Instruction to Item 511 of Regulation S-K.

Item 15.  Indemnification of Directors and Officers
          -----------------------------------------

            Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as the Company, power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of the Company and other specified persons have been adopted pursuant to the Ohio law and are contained in Article IV, Section 2 of the Company's Amended Regulations. Under the Amended Regulations, the Company shall indemnify any director, officer or other specified person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her by reason of the fact that he is or was such director, officer or other specified person, to the full extent permitted by applicable law. The foregoing statement is subject to, and only part of, the detailed provisions of the Ohio Revised Code and Eaton's Amended Regulations referred to herein.

            The Company has entered into Indemnification Agreements with all of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the Company to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on the date of each Agreement, and to establish and maintain an escrow account of up to $10 million to fund the Company's obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

            The Company also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which claims may be in addition to those described in
Section 2 of Article IV of the Amended Regulations.

Item 16.  Exhibits
          --------

            See Exhibit Index at page 7.

Item 17.  Undertakings
          ------------

            (a)      The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i) To include any prospectus required by section
            10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

                              (ii) To reflect in the prospectus any facts or
            events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

                              (iii) To include any material information with
            respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

                     (2) That, for the purpose of determining any liability
            under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a
            post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                 *   *   *   *   *   *


            (h) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in
            Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on the 23rd day of April, 1997.

                                         EATON CORPORATION



                                         By    /s/ G.L. Gherlein
                                            --------------------------------
                                            G.L. Gherlein
                                            Executive Vice President and
                                            General Counsel

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name                              Title


 /s/ Stephen R. Hardis            Chairman and Chief Executive Officer;
-------------------------         Principal Executive Officer; Director
Stephen R. Hardis

 /s/ Alexander M. Cutler          President and Chief Operating Officer;
-------------------------         Director
Alexander M. Cutler

 /s/ Adrian T. Dillon             Vice President--Chief Financial and
-------------------------         Planning Officer; Principal Financial Officer
Adrian T. Dillon

 /s/ Billie K. Rawot              Vice President and Controller; Principal
-------------------------         Accounting Officer
Billie K. Rawot

 /s/ Neil A. Armstrong            Director
-------------------------
Neil A. Armstrong

 /s/ Phyllis B. Davis             Director
-------------------------
Phyllis B. Davis

 /s/ Ernie Green                  Director
-------------------------
Ernie Green

 /s/ Charles E. Hugel             Director
-------------------------
Charles E. Hugel

 /s/ John R. Miller               Director
-------------------------
John R. Miller

 /s/ Furman C. Moseley            Director
-------------------------
Furman C. Moseley

 /s/ Victor A. Pelson             Director
-------------------------
Victor A. Pelson

 /s/ A. William Reynolds          Director
-------------------------
A. William Reynolds

 /s/ Gary L. Tooker               Director
-------------------------
Gary L. Tooker



By    /s/ Jane W. Griswold                           April 23, 1997
  ------------------------------------
  Jane W. Griswold, Attorney-in-Fact
   for the Officers and Directors
   signing in the capacities indicated

                                  EXHIBIT INDEX

Exhibit
Number               Description of Exhibit

4(a)             Amended Articles of Incorporation of Eaton Corporation filed as
                 Exhibit 3(i) to Form 8-K report dated May 19, 1994 and incorporated herein by reference.

4(b)             Amended Regulations of Eaton Corporation filed as Exhibit
                 (a)(3)(b) to Form 10-K report for the year ended December 31, 1994 and incorporated herein by reference.

4(c) Rights Agreement, dated as of June 28, 1995, between Eaton Corporation and Society National Bank, as Rights Agent, filed with the Commission as Exhibit 1 to Form 8-A dated July 5, 1995 and incorporated herein by reference.

5                Opinion of Counsel Concerning Legality

23(a)            Consent of Ernst & Young LLP

23(b) Consent of Gerald L. Gherlein, Esq., is contained in his opinion filed as Exhibit 5 to this Registration Statement.

24               Power of Attorney